Exhibit 99.5

745 Seventh Avenue New York, NY 10019 United States

October 17, 2014

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated July 14, 2014, to the Board of Directors of Lorillard, Inc. (“Lorillard”) as an Annex to the joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of Reynolds American Inc. (“RAI”), as filed by RAI on October 17, 2014 (the “Registration Statement”), relating to the proposed business combination transaction between Lorillard and RAI and (ii) the references to such opinion and our firm in the Registration Statement under the headings “Summary—Opinions of Lorillard’s Financial Advisors”, “Risk Factors—Risk Factors Relating to the Merger and Divestiture—The fairness opinions obtained by the boards of directors of RAI and Lorillard from their respective financial advisors will not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinions”, “RAI Proposal: Approval of the Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Background of the Merger”, “RAI Proposal: Approval of the Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Lorillard’s Reasons for the Merger; Recommendation of the Lorillard Board of Directors”, “RAI Proposal: Approval of the Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Opinions of Lorillard’s Financial Advisors”, and “RAI Proposal: Approval of the Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Lorillard Unaudited Prospective Financial Information”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Barclays Capital Inc.

BARCLAYS CAPITAL INC.